Prospectus Supplement No. 1
Filed Pursuant to
Rule 424(b)(7)
File No. 333-134688
Dynavax Technologies Corporation
2,000,000 Shares
Common Stock
     This prospectus supplement supplements the prospectus contained in the Registration Statement, dated June 2, 2006, as amended August 31, 2007, relating to the offering and sale by selling stockholder of up to 2,000,000 shares of our common stock. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. The term selling stockholders as used in the prospectus shall be deemed to include the selling stockholders identified in the table below. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
     The shares of common stock offered under the prospectus and this prospectus supplement by the selling stockholders were issued pursuant to a warrant dated April 18, 2006, issued by Dynavax to Symphony Dynamo Holdings LLC. We are not selling any securities under the prospectus or its supplements and will not receive any of the proceeds from the sale of shares by the selling stockholders.
     Investing in our common stock involves risks and uncertainties. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of the prospectus and under similar headings in each document that is incorporated in the prospectus by reference.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 20, 2007.

     The table appearing on page 12 of the prospectus under the caption “Selling Stockholders” is supplemented and amended to include the following stockholders:

		Maximum
		Number of
		Shares to	Shares of Common
	Number of	be sold	Stock Beneficially
	Shares	Pursuant to	Owned After
	Owned Prior	this	Offering
Name of Security Holders	to Offering	Prospectus	Shares	Percent
Symphony Capital Partners, L.P.(1)	1,217,040	1,217,040	0	—

Symphony Strategic Partners, LLC(1)	66,160	66,160	0	—

RRD International, LLC 7361 Calhoun Place, Suite 325 Rockville, MD 20855-2765	40,000	40,000	0	—

Howard Hughes Medical Institute 4000 Jones Bridge Road Chevy Chase, MD 20815	188,000	188,000	0	—

Stormlaunch & Co. for the benefit of Morgan Stanley Private Markets Fund III LP (2)	150,400	150,400	0	—

Mellon Bank, N.A., solely in its capacity as Trustee for the Weyerhaeuser Company Master Retirement Trust (2)	94,000	94,000	0	—

Sailorshell & Co., for the benefit of Morgan Stanley AIP Global Diversified Fund LP (2)	56,400	56,400	0	—

Sailorpass & Co. for the benefit of Morgan Stanley Private Markets Fund I LP (2)	37,600	37,600	0	—

Factory Mutual Insurance Company(2)	15,040	15,040	0	—

Nuclear Electric Insurance Ltd. (2)	15,040	15,040	0	—

Stormbay & Co. for the benefit of Vijverpoort Huizen C.V. (2)	7,520	7,520	0	—

UBS O’Connor LLC for the benefit of O’Conner PIPES Corporate Strategies Master Limited 1 North Wacker Drive Chicago, IL 60606	37,600	37,600	0	—

WHI Morula Fund 191 N. Wacker Drive, Ste. 1500 Chicago, IL 60606	37,600	37,600	0	—

Sailorpier & Co. for the benefit of Aurora Cayman Limited (2)	33,088	33,088	0	—

Stormstar & Co. for the benefit of Morgan Stanley Private Markets Fund Employee Investors III LP (2)	4,512	4,512	0	—

Total:	2,000,000	2,000,000	0	—

(1)	Symphony Capital Partners, L.P. is controlled by Symphony Capital GP, L.P., it general partner, which is in turn controlled by Symphony GP, LLC, its general partner. Symphony Capital LLC, as the investment advisor of Symphony Capital Partners, L.P., maintains voting discretion and investment control over these shares. The address for each is 875 Third Avenue, 18th Floor, New York, NY 10022.

(2)	Address is c/o Morgan Stanley Investment Management, Inc., One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, PA 19428-2881, Attention: Matthew Allen.